Higher One Holdings, Inc. Reports Second Quarter 2013 Financial Results
•	Revenue was $40.0 million, up 2% year-over-year
•	Total Signed School Enrollment (SSE) increased to approximately 13 million students at quarter end
•	OneDisburse new sales over 100,000 SSE
New Haven, CT, August 8, 2013 – Higher One Holdings, Inc. (NYSE: ONE) ("Higher One" or the "Company"), a leader in providing financial services and data analytics to over 1,600 college and university campuses across the U.S., today announced financial results for the second quarter of 2013.
Higher One reported revenue of $40.0 million, as compared to $38.9 million in the second quarter of 2012. The Company reported GAAP net income of $3.6 million for second quarter 2013, and non-GAAP adjusted net income, which excludes certain non-recurring or non-cash items, of $2.2 million.  GAAP diluted EPS was $0.07 in the quarter, as compared to $0.07 in the second quarter of 2012. Non-GAAP adjusted diluted EPS was $0.05, as compared to $0.09 for the same period a year ago. In the second quarter of 2013, non-GAAP adjusted EBITDA was $5.9 million.
Mark Volchek, Chief Executive Officer, said, "The second quarter is a seasonally slower period for company revenue. While organic revenue was lower on a year over year basis, we were able to grow overall revenue as a result of the additions of the Campus Labs suite of data analytics software, and the Campus Solutions business, which we acquired from Sallie Mae during the second quarter.  We have successfully completed the integration of our sales teams and are pleased with the overall feedback we are receiving from schools about the acquisition."
Volchek continued, "We have made changes to the fee schedule for the OneAccount over the past year. These changes make the account even more consumer-friendly than it already was, as we continue to compare favorably to the other student checking and prepaid card options for students. The issues of how the fee changes will roll out, the changes in the rate of adoption of the OneAccount, the variations in financial aid volumes and the unpredictability of enrollment trends make it challenging to provide accurate guidance at this time. As such, we are suspending providing revenue and earnings guidance."
Total enrollment at higher education clients that have purchased the OneDisburse® service increased to 4.8 million, an increase of approximately 300,000 from 4.5 million at the end of the second quarter of 2012.  Total enrollment at higher education clients that have signed up for at least one of our OneDisburse, CASHNet, Campus Labs or Campus Solutions modules totals approximately 13 million.
The number of OneAccounts at the end of the second quarter of 2013 was approximately 2.2 million, up 14% from the second quarter of 2012. The number of OneAccounts was essentially flat on a sequential basis.

Conference Call Information
Higher One will host a conference call at 8:30 a.m. ET today to discuss second quarter results. The dial in phone number is 866-318-8613 for domestic listeners and 617-399-5132 for international listeners. The conference ID # is 25495047. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures can be accessed through Higher One's investor relations website at http://www.ir.higherone.com. In addition, an archive of the webcast will be available for 90 days through the same link.
About Higher One Holdings
Higher One Holdings, Inc. (NYSE: ONE) partners with colleges and universities to lower their administrative costs and to improve graduation rates.  We provide a broad array of payment, refund disbursement and data analytics and management tools to institutions that help them save money and enhance institutional effectiveness.  And for students, we offer financial literacy programs and convenient, flexible and affordable transaction options to help them manage their finances. Higher One is a leader in higher education, supporting more than 1,600 schools and 13 million enrolled students.  More information about Higher One can be found at www.ir.higherone.com.
Forward-Looking Statements
This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Management's projections and expectations are subject to a number of risks and uncertainties that could cause actual performance to differ materially from that predicted or implied.  Forward-looking statements may be identified by the use of words such as "expect," "anticipate," "believe," "estimate," "potential," "should" or similar words intended to identify information that is not historical in nature.  Forward-looking statements contained herein include, among others, statements about the expected benefits of the acquisition of Sallie Mae's Campus Solutions business by Higher One and such statements are based on the current beliefs and expectations of Higher One and Sallie Mae's management, as applicable, and are subject to known and unknown risks and uncertainties.  There are a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to Higher One being unable to achieve expected synergies and operating efficiencies in the acquisition within the expected time-frames or at all and to successfully integrate Sallie Mae's Campus Solutions business operations into those of Higher One; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees in the Campus Solutions business at Sallie Mae; the outcome of any legal proceedings that may be instituted against the parties and others related to the acquisition agreement and the amount of the costs, fees, expenses and charges related to the acquisition.  These statements speak only as of the date they are made, and the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.  The forward-looking statements in this press release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.   Information about the risks and factors that could affect future performance can be found in our recent SEC filings.

Use of Non-GAAP Financial Measures
This release includes certain metrics presented on a non-GAAP basis, including non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted EPS.  We believe that these non-GAAP measures, which exclude amortization of intangibles, stock-based compensation, and certain non-recurring or non-cash impacts to our results, all net of taxes, provide useful information regarding normalized trends relating to the company's financial condition and results of operations.  Reconciliations of these non-GAAP measures to their closest comparable GAAP measure are included in this press release.

Contacts
Investor Relations:	Kevin LeBlanc, 203-776-7776 x4296, kevin.leblanc@higherone.com
Media Relations:	Lauren Perry, 203-776-7776 x4495, lperry@higherone.com

Higher One Holdings, Inc.
Consolidated Income Statement
(In thousands of dollars, except share and per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Revenue:
Account revenue	$25,944	$30,033	$69,307	$77,143
Payment transaction revenue	6,086	4,172	12,787	9,501
Higher education institution revenue	7,725	4,027	14,866	8,651
Other revenue	268	681	443	1,399
Revenue	40,023	38,913	97,403	96,694
Cost of revenue	17,894	17,141	40,194	38,465
Gross profit	22,129	21,772	57,209	58,229
Operating expenses:
General and administrative	13,576	11,077	26,665	22,303
Product development	2,444	1,085	4,339	1,991
Sales and marketing	4,632	2,946	7,839	5,813
Merger and acquisition related	(5,011)	-	(4,465)	-
Total operating expenses	15,641	15,108	34,378	30,107
Income from operations	6,488	6,664	22,831	28,122
Interest income	20	32	39	64
Interest expense	(766)	(108)	(1,395)	(217)
Other income	78	78	155	155
Net income before income taxes	5,820	6,666	21,630	28,124
Income tax expense	2,261	2,614	8,269	10,684
Net income	$3,559	$4,052	$13,361	$17,440

Net income available to common stockholders:
Basic	$3,559	$4,052	$13,361	$17,440
Diluted	$3,559	$4,052	$13,361	$17,440

Weighted average shares outstanding:
Basic	46,704,451	54,653,888	46,489,470	55,350,851
Diluted	48,382,828	57,717,127	48,354,283	58,588,952

Net income available to common stockholders per common share:
Basic	$0.08	$0.07	$0.29	$0.32
Diluted	$0.07	$0.07	$0.28	$0.30

Higher One Holdings, Inc.
Consolidated Balance Sheet
(In thousands of dollars, except share and per share amounts)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$6,823	$13,031
Investments in marketable securities	247	247
Accounts receivable	11,317	4,860
Income receivable	13,523	7,466
Deferred tax assets	5	37
Prepaid expenses and other current assets	9,104	10,890
Restricted cash	-	2,000
Total current assets	41,019	38,531
Deferred costs	4,224	4,665
Fixed assets, net	52,905	52,686
Intangible assets, net	59,859	38,143
Goodwill	66,548	47,000
Loan receivable related to New Markets Tax Credit financing	7,633	7,633
Other assets	1,059	740
Restricted cash	1,500	1,500
Total assets	$234,747	$190,898

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,596	$3,756
Accrued expenses	13,391	12,526
Contingent consideration, current portion	535	2,230
Deferred tax liabilities	-	356
Deferred revenue	21,129	16,027
Total current liabilities	37,651	34,895
Deferred revenue and other non-current liabilities	2,404	2,517
Loan payable and deferred contribution related to New Markets Tax Credit financing	9,336	9,490
Debt	112,000	80,000
Contingent consideration, non-current portion	-	3,520
Deferred tax liabilities	4,078	2,764
Total liabilities	165,469	133,186
Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value; 200,000,000 shares authorized; 58,842,813 shares issued and 46,929,787 shares outstanding at June 30, 2013; 58,045,404 shares issued and 46,660,781 shares outstanding at December 31, 2012	60	59
Additional paid-in capital	178,418	174,218
Treasury stock, 11,913,026 and 11,384,623 shares at June 30, 2013 and December 31, 2012, respectively	(137,899)	(131,903)
Retained earnings	28,699	15,338
Total stockholders' equity	69,278	57,712
Total liabilities and stockholders' equity	$234,747	$190,898

Higher One Holdings, Inc.
Consolidated Cash Flow Statement
(In thousands of dollars, except share and per share amounts)

	Six months ended
	June 30,
	2013	2012
Cash flows from operating activities
Net income	$13,361	$17,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,598	4,531
Amortization of deferred finance costs	223	68
Non-cash fair value adjustment of contingent consideration	(5,215)	-
Stock-based compensation	2,326	2,325
Deferred income taxes	990	(579)
Income tax benefit related to exercise of stock options	(735)	1,744
Other income	(154)	(155)
Loss on disposal of fixed assets	16	26
Changes in operating assets and liabilities:
Accounts receivable	(5,687)	(3,228)
Income receivable	(6,057)	(2,124)
Deferred costs	(477)	(506)
Prepaid expenses and other current assets	5,086	6,273
Other assets	(330)	(114)
Accounts payable	(1,160)	381
Accrued expenses	1,731	(2,742)
Deferred revenue	4,989	3,034
Net cash provided by operating activities	15,505	26,374
Cash flows from investing activities
Purchases of available for sale investment securities	-	(11,230)
Proceeds from sales and maturities of available for sale investment securities	-	15,827
Purchases of fixed assets, net of changes in payables of ($153) and ($10,169), respectively	(3,296)	(20,524)
Acquisition of Campus Solutions	(47,250)	-
Additions to internal use software	(966)	(1,369)
Amounts received from restricted cash	2,000	-
Deposits to restricted cash	-	(2,885)
Proceeds from development related subsidies	-	330
Net cash used in investing activities	(49,512)	(19,851)
Cash flows from financing activities
Proceeds from line of credit	52,000	-
Repayments of line of credit	(20,000)	-
Tax benefit related to exercise of stock options	735	1,744
Proceeds from exercise of stock options	1,060	902
Purchases of common stock	(5,996)	(22,805)
Net cash provided by (used in) financing activities	27,799	(20,159)
Net change in cash and cash equivalents	(6,208)	(13,636)
Cash and cash equivalents at beginning of period	13,031	39,085
Cash and cash equivalents at end of period	$6,823	$25,449

Higher One Holdings, Inc.
Unaudited Supplemental Operating Data
(in thousands)

	Three Months Ended
	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
	2012	2012	2012	2013	2013

OneDisburse SSE (1)	4,480	4,589	4,642	4,709	4,798
y/y growth	22%	16%	11%	9%	7%

Ending OneAccounts (2)	1,896	2,083	2,004	2,161	2,165
y/y growth	10%	3%	0%	2%	14%

(1)
OneDisburse SSE is defined as the number of students enrolled at institutions that have signed contracts to use the OneDisburse service by the end of a given period as of the date the contract is signed (using the most up-to-date IPEDS data at that point in time)

(2)	Ending OneAccounts is defined as the number of accounts with a non-zero balance at the end of a given period

Higher One Holdings, Inc.
Unaudited Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
	(in thousands)		(in thousands)

Net income	$3,559	$4,052	$13,361	$17,440
Interest income	(20)	(32)	(39)	(64)
Interest expense	766	108	1,395	217
Income tax expense	2,261	2,614	8,269	10,684
Depreciation and amortization	3,487	2,318	6,598	4,531
EBITDA	10,053	9,060	29,584	32,808
Merger and acquisition related	(5,011)	-	(4,465)	-
Stock-based compensation expense	841	915	2,326	2,325
Adjusted EBITDA	$5,883	$9,975	$27,445	$35,133

Unaudited Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
	(in thousands)		(in thousands)

Net income	$3,559	$4,052	$13,361	$17,440

Merger and acquisition related	(5,011)	-	(4,465)	-
Stock-based compensation expense - incentive stock option grants	500	496	985	1,003
Stock-based compensation expense - non-qualified stock option grants	341	419	1,341	1,322
Amortization of intangibles	1,491	755	2,621	1,523
Amortization of deferred finance costs	112	34	223	68
Total pre-tax adjustments	(2,567)	1,704	705	3,916
Tax rate	38.5%	38.2%	38.5%	38.2%
Tax adjustment	(1,181)	462	(108)	1,113
Adjusted net income	$2,173	$5,294	$14,174	$20,243

Diluted weighted average shares outstanding	48,382,828	57,717,127	48,354,283	58,588,952
Net income per diluted weighted average shares outstanding	$0.07	$0.07	$0.28	$0.30
Adjusted net income per diluted weighted average shares outstanding	$0.04	$0.09	$0.29	$0.35